Exhibit 17.1

Richard A. Clarke

June 16, 2008

Board of Directors
Good Harbor Partners Acquisition Corp.
79 Byron Road
Weston, MA 02493

Re: Resignation

To the Board of Directors:

Please be advised that I hereby resign as Chairman of the Board of Directors of Good Harbor Partners Acquisition Corp., effective immediately.

Very truly yours,

/s/ Richard A. Clarke
Richard A. Clarke

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